EXHIBIT 23












The Board of Directors
SI Handling Systems, Inc.:


We consent to the incorporation by reference in the registration statements (No. 333- 10181, No. 333-25555, and No. 333-36397) on Form S-8 of SI Handling
Systems, Inc. of our report dated April 30, 1999, relating to the balance sheets of SI Handling Systems, Inc. as of February 28, 1999 and March 1, 1998, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended February 28, 1999, and all related schedules, which report appears in the February 28, 1999 annual report on Form 10-K of SI Handling Systems, Inc.



                                               /s/ KPMG LLP
                                               ---------------------------------
                                               KPMG LLP







Allentown, Pennsylvania
May 26, 1999